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EXHIBIT 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 File No. 333-38419) pertaining to the 1997 Equity Incentive Plan, 1995 Warrant Grant, and the 1996 Stock Option Grants of PMR Corporation and the Registration Statements (Forms S-3 File No. 033-97202 and File No. 333-34473) of PMR Corporation of our report dated June 12, 1998, except for paragraph two of
Note 12, as to which the date is July 24, 1998, and Note 1 "Restatement" as to which the date is December 17, 1998,with respect to the consolidated financial statements of PMR Corporation included in its Annual Report, as amended (Form 10-K/A), for the year ended April 30, 1998, filed with the Securities and Exchange Commission.


                                             ERNST & YOUNG LLP


San Diego, California
December 17, 1998